Exhibit 10.18

April 1, 2007

Strictly Private & Confidential

Mr. Eddy Wu Ming Kei

301000481

Dear Eddy,

As you are aware, on September 14, 2006, General Electric Company (“GE”) agreed to sell GE Advanced Materials business (Silicones and Quartz) to Apollo Management, L.P. The transaction has been completed on December 3, 2006. With the completion of the transaction we are pleased to offer you employment with Momentive Performance Materials (Hong Kong) Limited, (hereafter called the Company) with the following terms and conditions:

1. Responsibilities

Your job title shall be President & CEO-Pacific, in Senior Executive Band and reporting to Wayne Hewett, President & CEO, Momentive Performance Materials, and your work location will be based in Tokyo, Japan.

2. Salary

Your monthly notional salary will be HK$169,230.77 paid on 13 months basis. The thirteenth month salary bonus will be paid on Christmas for a full year’s service or it will be paid on a prorated basis for service less than one year.

3. Hours of Work

You will be required to work such hours as are necessary to fulfill the full scope of your position. Your normal working hours will be from 8:45 am to 5:00 pm, Monday through Friday. No overtime will be payable in respect of any additional hours worked.

4. Tax

You will be liable for payment of income taxes as may be levied by Hong Kong local tax authority. The Company will handle the tax differentials for you. The Company will withhold the necessary tax amount from payments made to you as required by Hong Kong tax authority.

5. Annual Leave and Holidays

You will be entitled to all statutory public holidays in accordance with Japan local laws and regulations. In addition, you will be entitled to twenty-five (25) days paid annual vacation. The timing of any vacation days shall be agreed upon in advance with your immediate manager.

6. Employee Benefits

You will immediately be entitled to the following benefits subject to the Company policy (which may be amended by the Company from time to time). The Company reserves the right to change, reduce or terminate any benefits at any time.

•	Accidental death and/or dismemberment benefits
•	Life insurance coverage
•	Retirement Plan, according to the Company policy

Eddy Wu / Page 2

•	Tuition Refund Program
•	Tax Effective Scheme, right to claim tax exemption/deductions through Rental reimbursement
•	Relocation Benefits according to the Momentive's Expatriate Policy & Guidelines

7. Incentive Compensation

You will be eligible to participate in the Momentive Incentive Compensation (IC) plan; which is equivalent to General Electric SEB IC plan.

8. Commencement of Work

The effective date of employment is April 1, 2007.

9. Notice of Termination

In the event that either you or the Company should wish to terminate this employment agreement, ninety (90) days' written notice or payment in lieu of such notice is required from either party.

The Company may summarily terminate this employment contract in the event of serious misconduct. Conduct that would justify instant termination would include:

•	Wilful disobedience of a lawful and reasonable order
•	Misconduct inconsistent with the due and faithful discharge of duties
•	Fraud and dishonesty

This offer of employment is subject to your execution of an “Employee Innovation and Proprietary Information Agreement" pertaining to compliance with company policies.

By accepting this offer of employment, you also certify that all information (i.e., education, work experience, etc.) provided to us is true and accurate. Any false information will render this employment agreement null and void, and the Company will terminate your employment without any notice or compensation.

Welcome to Momentive Performance Materials (Hong Kong) Limited. This offer will take full account of your period of employment with General Electric Company in respect of seniority and any service-related benefits including any benefits to which you may become entitled in future under the Employment Ordinance or your contract of employment. We hope that our association will be mutually rewarding.

Please acknowledge your acceptance of this offer and the terms and conditions of employment by signing two copies of this letter.

Yours truly,	Accepted by

/s/ Rebecca Wong	/s/ Eddy Wu Ming Kei
Rebecca Wong HR Manager	Eddy Wu Ming Kei